UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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Dell Inc.

(Name of Registrant as Specified In Its Charter)

O. Mason Hawkins
Chairman of the Board and C.E.O.
Southeastern Asset Management, Inc.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On June 19, 2013, Southeastern Asset Management, Inc. (“Southeastern”) provided the following memo to its clients:

[SOUTHEASTERN ASSET MANAGEMENT, INC. LETTERHEAD]

Date:	June 18, 2013

To:	The Clients of Southeastern Asset Management, Inc.

From:	The Principals of Southeastern Asset Management, Inc.

Subject:	Dell Update

We are writing to update you on developments regarding our position in Dell.  As many of you know, we have been diligently working on a superior proposal to the Michael Dell/Silver Lake management led buyout.  Unfortunately, the merger agreement Dell’s Board entered into with Michael Dell and Silver Lake has made it difficult to construct an acceptable alternative that the Dell Special Committee could endorse. Because of Icahn Associates’ structure, capital and expertise, Icahn is better suited to lead the efforts required to generate an alternative that will provide more value to Dell shareholders.

We therefore have agreed to sell a portion of Southeastern’s shares to Icahn Associates, making Icahn Dell’s largest outside shareholder.  Specifically, we have agreed to sell approximately 72 million shares of Dell, which equates to half of our client holdings for $13.52 per share, a price that represents the mid-point between the $13.65 per share offer price and the closing market price on June 17, 2013.  We continue as a 13D group filer with Icahn and intend to vote our remaining shares against the Michael Dell/Silver Lake going private proposal. Icahn’s strengthened position to pursue financing options should increase the probability of a more valuable outcome than the current bid for our clients’ remaining stake.

This transaction with Icahn Associates not only attempts to maximize our Dell result, but also provides broader flexibility for our clients’ portfolios.   We appreciate the strong support we have received from our investors throughout our opposition to the Dell buyout. We will continue to move forward in a way that best represents the interests of our investment partners.

About Southeastern Asset Management, Inc.

Southeastern, headquartered in Memphis, Tenn., is an investment management firm with $34 billion in assets under management acting as investment advisor to institutional investors and the four Longleaf Partners Funds: Longleaf Partners Fund, Longleaf Partners Small-Cap Fund, Longleaf Partners Global Fund and Longleaf Partners International Fund, as well as two Irish domiciled UCITS Funds: Longleaf Partners Global UCITS Fund and Longleaf Partners US UCITS Fund. Southeastern was established in 1975, and the first of the Longleaf Partners Funds was launched in 1987.

Important Legal Information

Southeastern intends to file other documents with the U.S. Securities and Exchange Commission (the “SEC”) regarding the proposed acquisition of Dell, as contemplated by the Agreement and Plan of Merger, dated as of February 5, 2013, by and among Denali Holding Inc., Denali Intermediate Inc., Denali Acquiror Inc. and Dell. Before making any voting or investment decision, investors and security holders of Dell are urged to read such other documents regarding the proposed acquisition, carefully in their entirety, because they contain important information about the proposed transaction. Investors and security holders of Dell may obtain free copies of other documents filed with, or furnished to, the SEC by Southeastern at the SEC’s website at www.sec.gov.

Forward-looking Statements

Certain statements contained herein are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future performance or activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “should,” “may,” “will,” “objective,” “projection,” “forecast,” “management believes,” “continue,” “strategy,” “position” or the negative of those terms or other variations of them or by comparable terminology.